EXHIBIT (8) (H): ADMINISTRATIVE SERVICES AGREEMENT WITH VANTAGE COMPUTER SYSTEMS

                             FULL SERVICE AGREEMENT


AGREEMENT made as of the 1st day of February, 1994, by and between MUTUAL OF OMAHA INSURANCE COMPANY ("CLIENT"), Mutual of Omaha Plaza, Omaha, Nebraska, 68175, and VANTAGE COMPUTER SYSTEMS, INC. ("VANTAGE"), 301 W. 11th Street, Kansas City, Missouri 64105.

SECTION 1 DEFINITIONS

Throughout this Agreement, the definitions set forth below shall apply to both singular and plural versions of the defined term.

1.01 "VANTAGE System" is the computerized data processing recordkeeping system designed to issue, provide reporting on, administer and maintain certain life insurance and annuity products.

1.02 "Facilities" or "VANTAGE's Facilities" means the necessary data processing equipment and administrative support personnel required to issue, provide reporting on, administer and maintain certain life insurance and annuity products.

1.03 "Contracts" means certain life insurance or annuity products of CLIENT or its subsidiaries as described in Exhibit A.

1.04 "Model Office" refers to a pre-production version of the VANTAGE System as modified for CLIENT running in a test environment at VANTAGE's Kansas City facility.

SECTION 2 TERMS OF APPOINTMENT

2.01 Subject to the conditions set forth in this Agreement, CLIENT hereby appoints VANTAGE as Recordkeeping Service Agent for the Contracts.

2.02 VANTAGE hereby accepts such appointment and agrees that on and after the effective date of its appointment it will act as CLIENT's Recordkeeping Service Agent for the Contracts.

2.03 VANTAGE agrees to provide the necessary facilities, equipment, and personnel to perform its duties and obligations hereunder in accordance with this Agreement and the standard industry practice.

2.04 VANTAGE agrees that it will perform, at the direction of CLIENT, those Recordkeeping Service Functions as set forth in Exhibit B attached.

2.05 VANTAGE agrees to use its best efforts to provide requested training for CLIENT personnel at VANTAGE's Facility or at CLIENT's offices in connection with the use and operation of the VANTAGE System. If this training is provided at VANTAGE's Facility as part of the Model Office (as defined in the Implementation Schedule), then there shall be no additional cost. Training at Client's offices will be provided at current education rates not to exceed $7,500.00 per standard class of up to five days. All travel and out-of-pocket expense incurred by VANTAGE or Client personnel in connection with and during training shall be borne by Client. Except as provided above, this training will be provided at current education rates.

2.06 If requested to do so, VANTAGE will make on-line access to the VANTAGE System available to CLIENT between the hours of 7 a.m. and 7 p.m., Central Time, Monday through Friday, except for such holidays as are observed by the New York Stock Exchange. Access to the VANTAGE System at other times will be by mutual agreement.

SECTION 3  TERM

3.01 Subject to termination as hereinafter provided, this Agreement shall remain in force and effect for a period of 3 years, the initial term of this Agreement.

3.02 This Agreement shall be renewed automatically for additional successive terms of one year at the end of the initial term and the end of each renewal term unless terminated by either party by prior written notice to the other at least one hundred eighty (180) days prior to the end of the initial term or the renewal term.

3.03 Not more than 240 nor less than 210 days prior to the expiration of the term or any renewal term, VANTAGE shall give notice to CLIENT of such expiration, which notice shall state the date of expiration and that if not cancelled by CLIENT not less than 180 days prior thereto, the Agreement will be automatically renewed. If VANTAGE fails to give such notice during the permitted period, then CLIENT shall thereafter have the right to cancel the Agreement at any time, whether or not cancellation date shall be the expiration of the term or any renewal, upon 60 days notice to VANTAGE, which right shall lapse only upon VANTAGE's giving timely and proper notice hereunder to CLIENT of the next scheduled expiration date, assuming this Agreement shall not have been theretofore cancelled by VANTAGE.

3.04 VANTAGE shall have no right to terminate this Agreement except upon six months notice as described in Paragraph 3.02 or pursuant to Paragraph 9.01. If VANTAGE elects to provide such notice and terminate this Agreement for other than CLIENT'S recurring nonpayment of fees and charges and if CLIENT shall so request in writing, then VANTAGE shall continue to provide the services described herein to CLIENT for a period of six (6) months following such termination, such service to be provided in accordance with the terms of this Agreement and at 110% of those fees and expenses in effect for the term immediately preceding such six (6) months period.

3.05 In the event that this Agreement is terminated, VANTAGE agrees that, in order to assist in providing uninterrupted service to CLIENT, VANTAGE shall use reasonable efforts to assist CLIENT in converting the records of CLIENT from the VANTAGE System to whatever service or system is selected by CLIENT, subject to reimbursement to VANTAGE for such assistance at its standard rates and fees in effect at that time.

SECTION 4  FEES AND EXPENSES

4.01 During the initial term of this Agreement, CLIENT shall pay to VANTAGE upon receipt of VANTAGE's statement the fees and charges in the amounts as set out in Exhibit A attached hereto and made a part of hereof. VANTAGE may impose a 1.5% per month late payment charge on balances outstanding for over 30 days.

4.02 CLIENT shall also reimburse VANTAGE for all reasonable out-of-pocket expenses described on Exhibit A attached hereto and made a part hereof, which are incurred by VANTAGE in the performance of this Agreement. VANTAGE may impose a 1.5% per month late payment charge on balances outstanding for over 30 days.

4.03 No fees or expenses may be increased during the initial term of this Agreement. During any renewal term of this Agreement, fees under this Agreement may be increased only if such increase is imposed generally upon all of VANTAGE's customers. In addition:

        (a) If the number of Active policies of CLIENT (regardless of policy type now or hereafter administered pursuant to this Agreement and Amendments hereto) equals or exceeds 30,000, then in no event shall the aggregate of any price increases during any annual term of this Agreement exceed the previous year's fee by the greater of either:

               (1)    5% percent; or,

               (2) the percentage change in the Consumer Price Index for the U.S. City average as compiled and calculated by the Bureau of Labor Statistics of the United States Department of Labor, in "Consumer Price Index, All Urban Consumers" (or its appropriate successor Index) for the year immediately preceding the effective date of such increase.

        (b) If the number of Active policies of CLIENT (regardless of policy type now or hereafter administered pursuant to this Agreement and Amendments hereto) is less than 30,000, then in no event shall the aggregate of any price increases during any annual term of this Agreement exceed the previous year's fee by the greater of either:

               (1)    10% percent; or,

               (2) the percentage change in the Consumer Price Index for the U.S. City average as compiled and calculated by the Bureau of Labor Statistics of the United States Department of Labor, in "Consumer Price Index, All Urban Consumers" (or its appropriate successor Index) for the year immediately preceding the effective date of such increase.

4.04 CLIENT will pay Nebraska state and Omaha city sales or use taxes arising out of the transaction contemplated by this Agreement. Such taxes will be invoiced separately by VANTAGE for payment by CLIENT. VANTAGE shall promptly notify CLIENT as soon as VANTAGE becomes aware of other taxes to be levied upon this transaction; the parties agree to negotiate in good faith the issue of the extent of each party's obligation to bear the financial obligation for such taxes.

4.05 Except for the charges (whether or not on a fixed or on a time and materials basis) and expenses expressly stated and agreed upon in this Agreement, any amendment hereto, or in any Schedule or Exhibit hereto, CLIENT shall not be billed for, or be obligated to pay, VANTAGE for any charges, expenses, or other amounts for the products and related services covered by this Agreement.

SECTION 5  PAYMENTS AND COLLECTIONS

5.01 Receipt by VANTAGE of any premiums or charges for insurance by or on behalf of an insured shall be deemed to have been received by CLIENT. Payment of return premiums or claims by the CLIENT to VANTAGE shall not be deemed payment to the insured or claimant until such payments are received by such insured or claimant.

5.02 VANTAGE will hold in a fiduciary capacity all insurance charges or premiums collected by it on behalf of or for CLIENT with respect to insureds, and return premiums received from CLIENT. VANTAGE will immediately remit such funds to the person or persons entitled thereto, or shall promptly deposit them in a fiduciary account established and maintained by VANTAGE in the name of CLIENT. VANTAGE shall require the bank in which such fiduciary account is maintained to keep records clearly recording the deposits in and withdrawals from such account on behalf of or for each insurer for which VANTAGE may collect charges or premiums. VANTAGE shall promptly obtain and keep copies of all such records and, upon request of CLIENT, furnish CLIENT with copies of such records pertaining to deposits and withdrawals on behalf of or for CLIENT. VANTAGE may make withdrawals from such account for:

        (a)    remittance to CLIENT when entitled thereto;

        (b) transfer to and deposit in a claims paying account, with claims to be paid as provided in paragraph 5.03 below;

        (c) remittance of return premiums to the person or persons entitled thereto.

5.03 All claims paid by VANTAGE from funds collected on behalf of CLIENT shall be paid only on checks or drafts of and as authorized by CLIENT.

5.04 To the extent required by applicable law VANTAGE shall provide a written notice to the insured advising them of the identity of and relationship among VANTAGE, the insured and CLIENT. If VANTAGE collects funds from the insured, VANTAGE will provide the insured with written notice of the premium charged by CLIENT for such insurance coverage.

SECTION 6  MODIFICATIONS AND CUSTOM OUTPUT.

6.01 VANTAGE has reviewed the Contracts, Prospectus and other documentation for the life and annuity products as identified in Exhibit A.

6.02 VANTAGE and CLIENT have determined that certain modifications need to be made to the VANTAGE System and its Facilities in order to be able to successfully issue, administer, provide reporting on and maintain the life and annuity products identified in Exhibit A and otherwise perform the functions set forth in this Agreement.

6.03  Those modifications are identified in Exhibit G.

6.04 VANTAGE has agreed to provide and CLIENT has agreed to purchase Vantage's services to develop those modifications as identified in Exhibit G at a cost set forth in Exhibit A.

6.05 It is recognized that the CLIENT may make additional changes to its requirements which will result in an increased cost for the modifications or which could result in a deviation from the Implementation Schedule. The project change control procedures set forth in Exhibit H will be followed in order to estimate the proposed impact on the costs of modifications and the Implementation Schedule.

SECTION 7  REPRESENTATIONS AND WARRANTIES OF VANTAGE

VANTAGE represents and warrants to CLIENT as follows:

7.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware. It is empowered under applicable laws and by its charter and bylaws to enter into and perform the services contemplated in this Agreement.

7.02 VANTAGE will secure and keep in effect all licenses required to perform its services under this Agreement. VANTAGE will provide copies of such licenses and appointments to CLIENT upon request.

7.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform the services contemplated in this Agreement.

7.04 It has and will continue to have and maintain the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

7.05  All services provided under this Agreement shall:

        (a) Conform to appropriate written specifications and documentation developed by VANTAGE or mutually agreed to by VANTAGE and CLIENT and as further defined in Exhibits B, E, F and G:

        (b)    Comply with standard industry practice; and

        (c)    Be performed in a professional and workmanlike manner.

Wherever possible, the above shall be construed as being consistent with each other. When such construction is unreasonable, the order of preference shall be as set forth above.

SECTION 8  REPRESENTATIONS AND WARRANTIES OF CLIENT

CLIENT represents and warrants to VANTAGE as follows:

8.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Nebraska.

8.02 It is empowered under the applicable laws and regulations and by its charter and bylaws to enter into and perform this Agreement.

8.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

8.04 All of the prospectuses, Contracts and other forms provided or required by CLIENT shall have been approved by all required regulatory agencies and shall be in compliance with all Federal, state, and local laws and regulations.

8.05 It has and will continue to comply with all laws with respect to the Contracts and its has and will continue to make all required filings with regulatory agencies in connection with the offer, sale, or administration of the Contracts.

SECTION 9  BREACH, REMEDY AND LIMITATION OF DAMAGES

9.01  EVENTS OF DEFAULT:

        (a)    BY CLIENT:

               (1)    Failure or breach of any warranty set forth in provisions
                      8.04 and 8.05.

               (2) Material failure to timely perform any duty, obligation, or undertaking required by this Agreement.

               (3) Making of a written warranty, representation, statement or response in connection with this Agreement which was knowingly untrue in any material respect on the date it was made.

               (4)    Ceasing  to  conduct   business  in  the  normal   course,
                      insolvency, the making of a general assignment for the benefit of creditors, suffering or permitting the appointment of a receiver or similar officer for its business or assets or availing itself of, or becoming subject to, any proceeding under the Federal Bankruptcy Act or any federal or state statute relating to solvency or the protection of rights of creditors.

        (b)    BY VANTAGE:

               (1) Failure to successfully complete Model Office if due to the fault of Vantage.

               (2)    Failure to meet the performance standards in Exhibit E.

               (3) Material failure to provide the services or functions set forth in Exhibit B.

               (4)    Failure or breach of any warranty set forth in  provisions
                      7.02 through 7.05.

               (5) Material failure to timely perform any duty, obligation, or undertaking required by this Agreement.

               (6) Making of a written warranty, representation, statement or response in connection with this Agreement which was knowlingly untrue in any material respect on the date it was made.

               (7)    Ceasing  to  conduct   business  in  the  normal   course,
                      insolvency, the making of a general assignment for the benefit of creditors, suffering or permitting the appointment of a receiver or similar officer for its business or assets or availing itself of, or becoming subject to, any proceeding under the Federal Bankruptcy Act or any federal or state statute relating to solvency or the protection of rights of creditors.

        (c) REMEDIES FOR DEFAULT. In the event of a default, the non-defaulting party may demand such default be cured within thirty (30) days. If such default is not cured within thirty (30) days, then the non-defaulting party may, without further notice, take any or all, or any combination of the following actions:

               (1) Immediately terminate this Agreement without further obligation.

               (2) Cover such default by obtaining performance from a third party or performance on the part of non-defaulting party and either offset or recover the costs of such performance from the defaulting party.

               (3) Exercise the right of setoff, recoupment, counterclaim or offset for such default.

               (4) Exercise any other right or remedy which may be available under the law.

     (d)  FAILURE  TO  EXERCISE  REMEDY.   The  remedies  set  forth  above  are
          cumulative, but the non-defaulting party is under no obligation to exercise any such remedy. The exercise of, or failure to exercise, any such remedies shall not prevent any future exercise of the same or any other remedies, or release the defaulting party from its obligations under this Agreement. The defaulting party shall additionally pay or allow the offset of all reasonable attorneys fees and expenses incurred in the endorsement of any of the rights or privileges hereunder.

9.02 IN NO EVENT AND UNDER NO CIRCUMSTANCES, HOWEVER, SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO THE OTHER PARTY UNDER ANY PROVISIONS OF THIS AGREEMENT FOR LOST PROFITS OR FOR EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES. FURTHER, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR AN AMOUNT WHICH EXCEEDS THE AMOUNT PAID BY CLIENT TO VANTAGE UNDER THIS AGREEMENT FOR THE PAST ONE YEAR.

9.03 In the event VANTAGE is unable to perform its obligations under the terms of this Agreement because of strikes, equipment or transmission failure or damage, or other causes without fault or negligence on the part of VANTAGE and beyond its control, VANTAGE will use its best efforts to assist CLIENT to obtain alternate sources of service. VANTAGE will not be liable for any damages resulting from such causes.

9.04 At any time VANTAGE may apply to a person indicated on CLIENT's "Schedule of Authorized Personnel", attached hereto as Exhibit C, as a person authorized to give instructions under this Section with respect to any matter arising in connection with this Agreement. VANTAGE shall not be liable for, and shall be indemnified by CLIENT against, any loss arising from any action taken or omitted by VANTAGE in good faith in reliance upon such instructions for which VANTAGE has maintained a written record, either in its own file notations or received from CLIENT.

9.05 CLIENT shall immediately provide VANTAGE with written notice of any change of authority of persons authorized and enumerated in Exhibit C to provide VANTAGE with instructions or directions relating to services to be performed by VANTAGE under this Agreement.

9.06 In the event malfunction of the VANTAGE System causes an error or mistake in any record, report, data, information or output under the terms of this Agreement, VANTAGE shall at its expense correct and reprocess such records, provided that CLIENT shall notify VANTAGE in writing of such error or mistake as soon as practical after its discovery.

SECTION 10  COVENANTS OF VANTAGE AND CLIENT

10.01 This Agreement shall be retained as part of the official records of both parties for its duration and six years thereafter.

10.02 Where a policy is issued to a trustee or trustees, CLIENT will require a copy of the trust agreement and any amendments thereto to be furnished to it and CLIENT will provide a copy to VANTAGE. Both parties will retain such documents as part of their official records for the duration of the policy and six years thereafter.

10.03 VANTAGE shall establish and maintain facilities and procedures for the safekeeping of policy forms, check forms and facsimile signature imprinting devices, if any, and all other documents, reports records, books, files, and other materials relative to this Agreement. VANTAGE shall maintain at its principal administrative office, for the duration of this Agreement and six years thereafter, and in accordance with prudent standards of insurance recordkeeping, adequate books and records of all transactions between VANTAGE, CLIENT and insureds.

10.04 CLIENT shall have full and free access, during ordinary business hours, to all documents, records, reports, books, files, and other materials relative to this Agreement and maintained by VANTAGE.

10.05 All information furnished by CLIENT or furnished to VANTAGE on CLIENT's behalf, including but not limited to all documents, reports, records, books, files and other materials relative to this Agreement, shall be the sole property of CLIENT and such property shall be held by VANTAGE in confidence and trust for CLIENT. VANTAGE shall not disclose such information directly or indirectly to any third party except to the extent that VANTAGE is required by law to make such disclosure or otherwise authorized in writing by CLIENT.

10.06 Any policies, certificates, booklets, termination notices or other written communications delivered by the CLIENT to VANTAGE for delivery to its policyholders shall be delivered by VANTAGE promptly after receipt of instructions from the CLIENT to do so.

10.07 VANTAGE shall exercise its best efforts to continue in effect the insurance coverage described in Exhibit D attached hereto; provided, however, that such coverage is available from a domestic insurance carrier at a reasonable cost to VANTAGE.

10.09 VANTAGE shall maintain backup computer tape files on a daily basis stored in an off-premises location. The purpose of back-up and recovery procedures is to permit file recovery in the event of destruction of normal processing files. CLIENT may review the procedures in effect and inspect the storage facility upon demand.

10.10 CLIENT shall, from time to time, provide VANTAGE with current forms of contracts, prospectuses, and applications, names and states of license of all insurance and/or broker-dealer agents and representatives authorized to sell the Contracts.

10.11  CONFIDENTIAL INFORMATION.

     (a) Confidential Information shall mean the Vantage System and all information disclosed or authorized to be disclosed by VANTAGE to CLIENT which, at the time it was communicated to CLIENT, was not rightfully in CLIENT's possession (or provided to CLIENT pursuant to a confidentiality agreement between CLIENT and VANTAGE) and was not common general knowledge. Such information shall remain Confidential Information as long as it does not become general knowledge except by disclosure of CLIENT in contravention of its obligations under this Section.

     (b) CLIENT shall exercise at least the same degree of care to protect the confidentiality of VANTAGE's Confidential Information which CLIENT exercises to protect the confidentiality of its own similar Confidential Information. As long as Customer meets this standard of care, Customer shall have no additional obligations nor liability regarding confidentiality.

10.12 The insurance policies subject to services performed under this Agreement are underwritten by CLIENT.

10.13 VANTAGE may use only such advertising pertaining to the business underwritten by CLIENT as has been approved in writing by CLIENT in advance of their use.

10.14 Whenever required by a state, VANTAGE shall maintain a deposit or a bond in favor of such state to be held in trust for the benefit and protection of insureds and insurers whose monies VANTAGE handles.

10.15  With respect to Wyoming residents, VANTAGE will not:

        (a) solicit applications for insurance of annuities for CLIENT, negotiate insurance or annuities on behalf of CLIENT, or carry out and countersign insurance policies unless licensed in Wyoming as an agent;

        (b) on behalf of CLIENT, for compensation or fee, solicit, negotiate or procure insurance or the renewal or continuance thereof for Wyoming insureds or prospective insureds unless licensed in Wyoming as a broker;

        (c) adjust claims in Wyoming for CLIENT by investigating and negotiating settlements unless licensed in Wyoming as an adjuster, or an agent or broker who adjusts or assists in the adjustment of losses arising under policies issued by the insurers represented by that agent or through that broker. Nothing herein shall be interpreted as to prohibit VANTAGE from engaging in ministerial or clerical activities relating to the payment of claims.

SECTION 11  ASSIGNMENT

11.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other.

11.02 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

SECTION 12  OPTION TO LICENSE VANTAGE SYSTEM

12.01 At any time after the first  anniversary  of this Agreement and for ninety
(90) days after termination of this Agreement, and upon 180 days advance notice by CLIENT to VANTAGE, CLIENT shall have the option to license the Vantage System for a one-time license fee, as set forth in Exhibit I, payable as specified in the System License Agreement. Both parties agree they shall negotiate in good faith the terms of the System License Agreement governing such option.

12.02 The Vantage System licensed pursuant to this Section shall include, at no additional cost to CLIENT beyond a one-time cost set forth in Exhibit J, attached hereto, and those charges expressly identified therein, the following changes to the Vantage System made between the effective date of this Agreement and the effective date of a System License Agreement with CLIENT for the Vantage
System:

        (a) any enhancements and modifications generally available through Vantage System enhancement and support; and

        (b) enhancements and modifications made by VANTAGE for CLIENT during the term of this Agreement, retrofitted to function within the base Vantage System.

SECTION 13  MISCELLANEOUS

13.01 CLIENT or its duly authorized independent auditors have the right under this Agreement to perform on-site audits of records and accounts directly pertaining to the Contracts serviced by VANTAGE's Facilities hereunder at VANTAGE's Facilities in accordance with reasonable procedures and at reasonable frequencies. CLIENT shall reimburse VANTAGE for all of is costs and expenses (including Time and Materials) incurred in connection with such audits. At the request of CLIENT, VANTAGE will make available to CLIENT's auditors and representatives of the appropriate regulatory agencies all reasonable requested records and data.

13.02 The parties hereto agree that all tapes, books, reference manuals, instructions, records, information, and data pertaining to the business of the other party, VANTAGE's System and the policyowners serviced by CLIENT hereunder which are exchanged or received pursuant to the negotiation of and/or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person and that all such tapes, books, reference manuals, instructions, records, information and data in the possession of each of the parties hereto shall be returned to the party from whom it was obtained upon the termination or expiration of this Agreement.

13.03 VANTAGE shall have the right, at any time, and from time to time, to alter and modify the VANTAGE System and any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder, provided that no such alterations or modifications shall materially change or affect the operations and procedures of CLIENT in using or employing VANTAGE's System or Facilities hereunder without the consent of CLIENT, which such consent shall not be unreasonably withheld.

13.04 It is understood and agreed that all services performed hereunder by VANTAGE shall be as an independent contractor and not as an employee of CLIENT.

13.05 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except in a written instrument executed by both of the parties hereto.

13.06 All notices and requests in connection with this Agreement shall be given or made upon the respective parties in writing and shall be deemed as given as of the date deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

FOR CLIENT                                  FOR VANTAGE COMPUTER SYSTEMS, INC.

Ernest B. Johnston                          President
Sr. Executive Vice President, Operations    1004 Baltimore Avenue
United of Omaha Life Ins. Co.               Kansas City, MO  64105
Mutual of Omaha Plaza
Omaha, NE  68175

or to such other address as a party to receive the notice or request so designates by written notice to the other.

13.07 VANTAGE and CLIENT understand and agree that the implementation of this Agreement will be enhanced by the timely and open resolution of any disputes or disagreements between such parties.

     (a) Each party hereto agrees to use its best efforts to cause any disputes or disagreements between such parties to be considered, negotiated in good faith, and resolved as soon as possible.

     (b) In the event that any dispute or disagreement between the parties cannot be resolved to the satisfaction of VANTAGE's project manager and the CLIENT's project manager within ten (10) days after either such project manager has notified the other in writing of the need to resolve the specific dispute or disagreement within such ten (10) day period, then the dispute or disagreement shall be immediately referred in writing to the HEAD OF OPERATIONS of CLIENT and the HEAD OF PROCESSING SERVICES of VANTAGE (or their respective successors) for consideration. In the event that such officers of CLIENT and VANTAGE cannot resolve such dispute or disagreement to their mutual satisfaction within ten (10) days after the latter person has received written notice of the need to resolve the specific dispute or disagreement within such ten (10) day period, then the dispute or disagreement shall be immediately referred to in writing to the PRESIDENT of CLIENT and the LIFE OPERATIONS MANAGER of VANTAGE (or their respective successors) for consideration.

     (c) No resolution or attempted resolution of any dispute or disagreement pursuant to this Article shall be deemed to be a waiver of any term or provision of this Agreement or consent to any breach or default unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

13.09 This Agreement is to be construed in accordance with the laws of the State of Missouri, without regard to conflicts of law principals.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first above written.



VANTAGE COMPUTER SYSTEMS, INC.    MUTUAL OF OMAHA INSURANCE COMPANY

By:                                By:

Name:  Robert S. Maltempo          Name:  Ernest B. Johnston

Title:  Executive Vice President   Title:  Sr. Executive Vice President,
                                           Operations

Date:                              Date:

================================================================================
                                    EXHIBIT A
================================================================================

                            FULL SERVICE FEE SCHEDULE


                                 [CONFIDENTIAL]

                                    EXHIBIT B

                  ANNUITY RECORDKEEPING SERVICE AGENT FUNCTIONS
                   PERFORMED BY VANTAGE COMPUTER SYSTEMS, INC.
                        FOR CLIENT Contract # 6016L-0194


NOTE: This exhibit pertains to the above referenced Contract series only. Annuity Recordkeeping Service Agent Functions for other products as mutually agreed by the Parties will be added by addendum to this Exhibit.

NOTE: This exhibit reflects standard VANTAGE practice. All actual services are under procedures and time standards mutually agreed to by VANTAGE and the CLIENT. The CLIENT and VANTAGE may, from time to time, change respective procedures by mutual agreement. This will not require change to the Service Agreement.

I.      CONTRACT ISSUE

     A. Reviews form of application, applies issue criteria to application for annuity contract. Causes to have printed and maintains supply of annuity contracts.

     B. Prepares contract data page and issues contract for paid business and mails to contract owners or agents as directed by CLIENT.

     C. Establishes and maintains all participant, annuitant, and contract owner records, as applicable, on computer and microfilm systems.

     D. Notifies dealer/agent of any error or missing data needed to establish participant, annuitant or contract owner records.

     E.   Causes  to  have  printed  and   maintains   supply  of   confirmation
          statements. Prepares and mails confirmation statements of purchases to contract owners with copies to dealer/agents.

     F. Deposits monies received with application into depository account of CLIENT.

     G. Causes to have printed and maintains inventory of all issue-related forms, contracts, endorsements and adoption agreements.

II.     BILLING AND COLLECTION

     A. Receives purchase payments reconciles amount paid with returned billing statements or other remittance media.

     B.   Prepares  and  mails  confirmation   statement  for  variable  annuity
          purchase payments to contract owners with copies to dealer/agents as directed by CLIENT.

     C. Prepares pre-authorized checks ("PAC"), individual bills, or group billing lists for all periodic payment contracts. Causes to be printed and maintains supply of PAC authorization forms.

     D.   Generates and deposits pre-authorized checks on appropriate schedule.

     E.   Updates  the  contract  owner  master  records  to  reflect   payments
          received,  and  performs  accounting   distribution  of  each  payment
          received.

     F. Deposits all cash received under the contracts into a designated bank account.

     G. Transmits daily accounting and bank transfer authorization summaries prepared for each valuation period.

III.    BANKING

     A. Balances, edits, endorses and prepares daily deposit. Generates pre-authorized checks on scheduled basis.

     B.   Deposits are placed into a depository account.

     C.   Transfers funds from the depository account to one of the following:

               a.     General Account of CLIENT
               b.     Investment Vehicle(s) Custodian Account(s)
               c.     Disbursement Account of CLIENT

     D.   Prepares daily cash journal summary reports

     E. Prepares checks for annuitants in "payout" phase. Checks are prepared for partial and full surrenders, as well as for death claims as directed by CLIENT.

     F. Transfers funds from the appropriate accounts in the event checks are to be drawn on an account with insufficient funds.

     G. On dishonored items, reverses all transactions, prepares reports and communicates with contract owner.

IV.     ACCOUNTING/AUDITING

     A.   Prepares daily accounting reports for transactions processed.

     B. Generates accounting information necessary to post entries to CLIENT general ledger.

     C. Retains systems generated reports in accordance with a retention schedule mutually established. Provides access to such reports for internal and external auditing.

     D.   Determines the "Net Amount Available for Investment".

     E. Cooperates in annual audit of separate account financials conducted for purposes of financial statement certification and publication and accommodates other client or regulatory audits, as required.

V.      VALUATION

     A. Performs valuation of all reserves associated with the variable annuity contracts.

VI.     CONTRACT OWNER SERVICE/RECORD MAINTENANCE

     A. Receives and implements all contract owner service requests including information requests, beneficiary changes, transfer of assets between eligible investment vehicles, and changes of any other information maintained on the system.

     B. Researches all inquiries using both data stored in the system and microfilm records. Responds directly to any questions or inquiries as directed by CLIENT.

     C. Prepares a set of daily reports confirming all changes made to participant, annuitant or contract owner accounts. Microfilms all copies of communications from participants, annuitants and contract owners.

     D. Reviews forms, causes to be printed and maintains adequate supply for field use.

VII.    DISBURSEMENT (SURRENDERS, CLAIMS)

     A. Receives requests for partial or full surrenders and death claims from contract owners and beneficiaries. Retains and accounts for any contract administrative changes.

     B.   Processes  all  surrender   requests  and  death  claims  against  the
          participant master files as directed by CLIENT.

     C. Prepares checks for surrenders and death claims and forwards to contract owner or beneficiary as directed by CLIENT.

     D.   Prepares   and   mails   confirmation   statements   of   disbursement
          transactions to contract owners with copies to dealer/agents.

     E.   Prepares report on surrenders and death claims.

     F. Reviews, causes to have printed, and maintains adequate supply of checks.

VIII.   COMMISSIONS

     A. Receives application and payment from field. Verifies validity of application and license status of both writing and general agents.

     B. Creates and maintains detailed commission transaction records for each financial transaction processed.

     C.   Creates commission adjustment transactions as necessary.

     D. Prepares commission statements and checks including overrides to three levels.

     E. Prepares commission interface to CLIENT in machine readable form as required.

     F.   Creates agent tax reporting forms.

IX.     ANNUITY BENEFIT PROCESSING

     A. Receives information for Annuitants going into the annuity (payout) phase.

     B. Calculates the amount of the initial annuity payment for payout based on tables supplied by CLIENT.

     C.   Deducts applicable premium taxes, and calculates annuity reserves.

     D.   Establishes and maintains annuitant records.

     E. Withholds appropriate Federal Income Tax, prepares journal entries for CLIENT's general ledger. Establishes and maintains ledger account liability for accruing any amounts withheld from annuity payments for payment of Federal Income Taxes.

     F.   Provides information for general account ledger maintenance.

X.      PROXY PROCESSING

     A.   Receives  record  date   information  and  proxy   solicitation   from
          underlying investment vehicle(s).

     B.   Prepares proxy cards.

     C.   Mails solicitation and re-solicitations, if necessary.

     D.   Maintains all proxy registers and other required proxy material.

XI.     PERIODIC REPORTS TO CONTRACT OWNERS

     A. Collates all information necessary to prepare semi-annual reports for separate accounts.

     B. Prepares and mails statement of account to each participant, annuitant or contract owner. Mails on required schedule.

     C. Inserts and mails all semi-annual reports to contract owners, both underlying fund and separate account reports.

XII.    REGULATORY STATEMENT REPORTS

     A. Collates relevant financial information for preparation of separate account convention blanks.

     B. Prepares IRS Reports 1099-R and W-2P for contract owners who received annuity payments or distributions. Mails to contract owners and IRS.

     C. Responds to any request from plan administrators or trustees for information affecting the plan or participants for qualified plans.

     D. Responds to requests for calculations applicable to annuity payments as may be necessary to tax calculations.

     E. Provides relevant financial data for preparation of the Annual SEC Report for registered investment companies.

XIII.   PREMIUM TAXES

     A.   Collects and accounts for premium taxes as appropriate.

     B.   Maintains all premium tax records by contract owner and by state.

XIV.    FINANCIAL AND MANAGEMENT REPORTS

     Provides, on the time schedule agreed upon, reports listed below:

     A.   Reserve Reports

     B.   Premium Tax Reports

XV.     AGENT LICENSE RECORDKEEPING

     A.   Receive agent license status information from CLIENT.

               1.     New Agents
               2.     Changes in Status
               3.     Agents Terminated

     B.   Establishes, maintains or deletes agent records on computer system.

                                    EXHIBIT C

                        SCHEDULE OF AUTHORIZED PERSONNEL


The following individuals are authorized to give instructions or direction to VANTAGE with respect to matters arising in connection with the servicing to be performed under the Service Agreement:


                                         See Attached

                                           EXHIBIT D

                                      INSURANCE COVERAGE


Insurance Coverages Maintained by Vantage Computer Systems, Inc.

     1. Broker's Blanket Bond - Covers losses caused by dishonesty of employees, physical loss of securities on or outside of VANTAGE premises while in the possession of an authorized person and losses caused by forgery or alteration of checks or similar instruments.

     Coverage: $1,000,000

     2. Errors and Omissions Insurance - Indemnifies against loss in providing policyholder recordkeeping services by reason of neglect, error or omission.

        Coverage:  $1,000,000

     3. Mail Insurance - Provides indemnity for securities mailed from offices of VANTAGE and lost in the mail.

        Coverage:

     $1,000,000 Non-Negotiable Securities mailed to domestic locations via Registered Mail.

     $1,000,000 Non-Negotiable Securities mailed to domestic locations via First-Class or Certified Mail.

     $1,000,000 Non-Negotiable Securities mailed to foreign locations via Registered Mail.

     $1,000,000 Non-Negotiable Securities mailed to all locations via Registered Mail.

     4. Electronic and Computer Crime Insurance - Covers losses due to computer related crime which is not covered under the Broker's Blanket Bond.

        Coverage:  $1,000,000

                                    EXHIBIT E

                              PERFORMANCE STANDARDS




                                  SEE ATTACHED

                                    EXHIBIT F

                             IMPLEMENTATION SCHEDULE


                                  See Attached

                                    EXHIBIT G


                              MODIFICATION SCHEDULE


                                  See Attached

                                    EXHIBIT H


                        PROJECT CHANGE CONTROL PROCEDURE


The following describes the process to be followed of the change to the VANTAGE System or the Facilities as required:

        1.     A  Project   Change   Request  (PCR)  will  be  the  vehicle  for
               communicating change. The PCR must describe the change, the rationale for the change, and the effect the change will have on both the costs of the modifications and the Implementation Schedule.

        2. A designated Project Manager of the requesting party will review the proposed change and determine whether to submit the request to the other party.

        3. The responsible VANTAGE Project Manager and the Mutual Project Manager will review the proposed change and approve it for further investigation. The investigation will determine the effect that the implementation of the PCR will have on price, schedule and other terms and conditions of the Full Service Agreement. After investigation has been completed, the responsible VANTAGE Project Manager and the Mutual Project Manager will approve, reject or defer implementation of the proposed change.

                                   SCHEDULE I

                               SYSTEM LICENSE FEE

COMPONENTS:    The mainframe version of the VANTAGE-ONE System has four base components:
-  Interest Sensitive Whole Life       -  Traditional          -  Universal Life
-  Annuities.

In addition, CLIENT can license pursuant to the option any of the following mainframe version components:
- New Business/Underwriting - Distribution Support System - Repetitive Payment System.

For purposes of this Schedule A, "component" shall be any of the seven components listed above.


FEE OPTIONS: Pursuant to Section 12 of the Full Service Agreement, CLIENT has the option to purchase a license to the mainframe version of the VANTAGE System.

                                 [CONFIDENTIAL]